EXHIBIT 99.1

NEWS RELEASE

Media Contact:	Investor Contact:

Nancy Farrar Farrar Public Relations 817/937-1557	Neil Shoop Treasurer 214/589-8561

FOR IMMEDIATE RELEASE

Trinity Industries Announces Litigation Settlement

     DALLAS — March 15, 2004 — Trinity Industries, Inc. (NYSE:TRN) today announced that it and its wholly owned subsidiary, Trinity Marine Products, Inc., have reached a settlement agreement with Florida Marine Transporters, Inc. related to twenty-eight tank barges owned and/or operated by Florida Marine. Trinity Industries, Trinity Marine Products, and Florida Marine will each dismiss their claims filed against one another.

     The settlement involves a joint monitoring of the barge coatings and void compartment maintenance procedures, and a mutual release of all claims against one another according to the parties’ representatives. A spokesman for Trinity Industries indicated the settlement would not result in a charge to first quarter earnings because amounts involved were well within the range of amounts previously reserved.

     “We are pleased to put this dispute behind us, and appreciate Trinity’s cooperation in resolving these claims,” said Dennis Pasentine, Chief Executive Officer of Florida Marine.

     “We see settlement of these claims as an important step for our Barge Group, and are pleased to have resolved all the issues amicably,” said Mark Stiles, Trinity Senior Vice President.

     Trinity Industries, Inc., with headquarters in Dallas, Texas is one of the nation’s leading diversified industrial companies. Trinity reports five principal business segments: the Rail Group, the Railcar Leasing and Management Services Group, the Inland Barge Group, the Construction Products Group and the Industrial Products Group. Trinity’s web site may be accessed at www.trin.net.

     This news release contains “forward looking statements” as defined by the Private Securities Litigation Reform Act of 1995 and includes statements as to expectations, beliefs and future financial performance, or assumptions underlying or concerning matters herein. These statements that are not historical facts are forward looking. Readers are directed to Trinity’s Form 10-K and other SEC filings for a description of certain of the business issues and risks, a change in any of which could cause actual results or outcomes to differ materially from those expressed in the forward looking statements. Any forward looking statement speaks only as of the date on which such statement is made. Trinity undertakes no obligation to update any forward looking statement or statements to reflect events or circumstances after the date on which such statement is made.

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